Exhibit 23.1
Bernstein & Pinchuk LLP
Certified Public Accountants

Seven Penn Plaza
New York, NY 10001

Tel 212 279-7900
Tel 516 897-7979
Fax 212 279-7901
www.bpaccountants.com
Consent of Independent Registered Public Accounting Firm
To Sun New Media, Inc.
We consent to the use of our report dated June 29, 2006 except for Note 17 as to which the date is August 31, 2006 relating to the restated consolidated balance sheet of the Company as of March 31, 2006 and the related restated consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from October 1, 2005 to March 31, 2006, in the form SB-2 dated September 12, 2006 of Sun New Media, Inc.
Bernstein & Pinchuk LLP
New York, New York
September 12, 2006